AMENDMENT NO. 1

TO INVESTMENT SUBADVISORY AGREEMENT

AMENDMENT NO. 1 made as of the 1st day of May 2011, to the Investment Subadvisory Agreement made as of the January 11, 2010, between USAA INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of the state of Delaware and having its principal place of business in San Antonio, Texas (IMCO) and Epoch Investment Partners, Inc., a corporation organized under the laws of the state of Delaware and having its principal place of business in New York (Epoch) with respect to services provided to series of USAA Mutual Funds Trust (the Trust).

IMCO and Epoch agree to modify and amend the Investment Subadvisory Agreement described above (Agreement) as follows:

1. SCHEDULE B. Schedule B to the Agreement, setting forth the fees payable to Epoch with respect to each Fund, is hereby replaced in its entirety by Schedule B attached hereto.

2. RATIFICATION. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, IMCO and Epoch have caused this Amendment No. 1 to be executed as of the date first set forth above.

Attest:	USAA INVESTMENT MANAGEMENT COMPANY

By: /S/ CHRISTOPHER P. LAIA	By: /S/ DANIEL S. MCNAMARA
Name: Christopher P. Laia	Name: Daniel S. McNamara
Title: Secretary	Title: President

By: /S/ CHRIS CYKAWSKI
Name: Chris Cykawski
Title: Authorized Signatory
Attest: /S/ DAVID A. BARNETT	EPOCH INVESMENT PARTNERS, INC.
By: David A. Barnett	By: /S/ TIMOTHY T. TAUSSIG
Name: Managing Attorney	Name: Timothy T. Taussing
Title: President & COO

SCHEDULE B

FEES

FUND ACCOUNT	RATE PER ANNUM OF THE AVERAGE DAILY NET ASSETS OF THE FUND ACCOUNTS
USAA Income Stock Fund	0.30% on the first $600 million 0.20% on the next $900 million; and 0.18% on assets over $1.5 billion.

* Epoch agrees that it will not seek to increase this fee rate during the period ending January 10, 2013 (the Lock). This Lock does not limit the rights of the Fund's shareholders, the Fund's Board, or IMCO as set forth in Section 6 of the Agreement ("Duration and Termination of this Agreement").